FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Fourth Quarter and Year End 2009 Results

MONESSEN, PA— February 3, 2010 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $85,000 for the three months ended December 31, 2009 compared to a net loss of $2.5 million for the three months ended December 31, 2008. Basic and diluted earnings (loss) per share were $0.01 for the three months ended December 31, 2009 compared to $(0.43) for the three months ended December 31, 2008.  In the prior period, the Company recorded an impairment of $4.8 million ($3.2 million net of tax benefit) on securities whose decline in fair value was determined to be other-than-temporary, which was partially offset by the recognition of $541,000 in bank-owned life insurance income related to the death of a member of the Company’s board of directors.

The Company reported net income of $557,000 for the year ended December 31, 2009 compared to a net loss of $2.1 million for the year ended December 31, 2008. Basic and diluted earnings (loss) per share were $0.09 for the year ended December 31, 2009 compared to $(0.36) for the year ended December 31, 2008. The results for 2008 include the securities impairment as discussed above.

Mr. O’Brien, President and Chief Executive Officer of the Company, stated, “As we reflect on 2009, we are encouraged by our progress with our plan. That plan is one of building core banking and insurance business that can withstand market fluctuations and support sustained viability for the future. Highlights include:

•	A $20.8 million, or 12%, increase in deposits to $193.5 million, which includes a 33% increase in noninterest bearing deposits. Conversely, borrowings decreased $19.9 million, or 15%.
•	A $9.0 million, or 27%, increase in commercial real estate and business loans to $41.7 million.
•	A $1.1 million, or 13%, increase in net interest income, which contributed to an improved net interest margin of 2.89% year-to-date compared to 2.61% in the prior year.
•	A 15% growth in insurance commissions to $2.2 million.
•	The Bank met all capital adequacy requirements and is considered well capitalized at December 31, 2009 with a Tier 1 Core Capital Ratio of 10.12% and Total Risk-Based Capital Ratio of 19.45%.

In the face of a most challenging economic environment, our balance sheet continues to be positioned to meet those challenges.”

Fourth Quarter Results

Net interest income for the three months ended December 31, 2009 increased $228,000 to $2.5 million compared to $2.3 million for the three months ended December 31, 2008. Interest rate spread and net interest margin were 2.72% and 3.03%, respectively, for the three months ended December 31, 2009 compared to 2.28% and 2.72%, respectively, for the three months ended December 31, 2008. The improvement in interest rate spread and net interest margin is primarily attributable to lower costs on deposits coupled with growth in the loan portfolio and a reduction in borrowings.

The provision for loan losses was $400,000 for the three months ended December 31, 2009 compared to $339,000 for the three months ended December 31, 2008. The increase in the provision was primarily related to growth in the loan portfolio, predominantly in commercial real estate and business and home equity loans. In addition, charge-offs increased to $233,000 in the current period compared to $179,000 in the prior period. Total nonperforming loans increased to $1.2 million at December 31, 2009 compared to $636,000 at December 31, 2008. The increase in charge-offs and nonperforming loans over the prior year is primarily related to two multi-family properties in our purchased secondary market portfolio that are in the process of foreclosure.

Noninterest income was $713,000 for the three months ended December 31, 2009 compared to $706,000 for the three months ended December 31, 2008 excluding the impairment of $4.8 million on securities and recognition of $541,000 in bank-owned life insurance income.

Noninterest expense increased $247,000 to $2.7 million for the three months ended December 31, 2009 compared to $2.4 million for the three months ended December 31, 2008, primarily due to a $115,000 increase in real estate owned expenses in the current period.  In addition, FDIC insurance premiums increased $104,000 in the current period as a result of a change in the assessment calculation.

Year-to-Date Results

Net interest income for the year ended December 31, 2009 increased $1.1 million to $9.4 million compared to $8.3 million for the year ended December 31, 2008. Interest rate spread and net interest margin were 2.56% and 2.89%, respectively, for the year ended December 31, 2009 compared to 2.15% and 2.61% for the year ended December 31, 2008. The improvement in interest rate spread and net interest margin is primarily attributable to growth in the loan portfolio coupled with lower costs on deposits.

The provision for loan losses was $1.1 million for the year ended December 31, 2009 compared to $878,000 for the year ended December 31, 2008. The increase in the provision was primarily related to growth and composition of the loan portfolio, predominantly in commercial real estate and business, one-to-four family residential and home equity loans. In addition, although charge-offs declined to $390,000 for the year ended December 31, 2009 compared to $529,000 for the year ended December 31, 2008, the provision increased to account for potential losses on nonperforming loans and current conditions in the housing and credit markets.

Noninterest income was $3.2 million for the year ended December 31, 2009 compared to a loss of $1.3 million for the year ended December 31, 2008. As previously noted, the prior period includes an impairment of $4.8 million on securities and recognition of $541,000 in bank-owned life insurance income. Excluding these items, noninterest income increased $297,000, primarily due to insurance commissions increasing $290,000 to $2.2 million for the year ended December 31, 2009 compared to $1.9 million for the year ended December 31, 2008. The increase in insurance commissions is primarily related to the acquisition of the Allsurance Insurance Agency in March 2009.

Noninterest expense increased $1.1 million to $10.6 million for the year ended December 31, 2009 compared to $9.4 million for the year ended December 31, 2008 primarily due to an increase of $543,000 in FDIC insurance premiums. In 2009, the FDIC imposed an industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund. The Company paid $155,000 for its portion of the special assessment. Increased premiums were also the result of a change in the assessment calculation and the Company’s depletion of credits that were available in 2008 to offset premiums. Compensation and employee benefits expense increased $132,000 primarily related to the Allsurance Insurance Agency acquisition in March 2009 and the hiring of additional commercial lending personnel in the fourth quarter of the prior year. In addition, in the current period the Company recognized $98,000 in amortization expense related to intangible assets acquired in the purchase of the Allsurance Insurance Agency.

Balance Sheet Review

Total assets at December 31, 2009 were $353.3 million, an increase of $3.5 million from total assets of $349.8 million at December 31, 2008. The increase in total assets was due to $10.2 million of loan growth, primarily in commercial real estate and business, home equity, and one-to-four family loans partially offset by sales and paydowns of securities. In addition, deposits grew $20.8 million, including a $4.0 million increase in noninterest-bearing deposits, while borrowings decreased $20.0 million.

In the second quarter of 2009, the Company adopted Financial Accounting Standards Board Accounting Standard Codification (“ASC”), Recognition and Presentation of Other-Than-Temporary Impairment (“OTTI”). This ASC requires the reclassification of noncredit-related OTTI recognized in earnings prior to January 1, 2009 from retained earnings to accumulated other comprehensive loss (“OCL”) as a cumulative effect adjustment. During 2008, the Company recognized $4.8 million of OTTI charges for private label mortgage backed securities. Upon adoption of this ASC, the Company determined that $3.1 million of the OTTI charges were credit related and $1.7 million of the OTTI charges were non-credit related. We do not expect to sell these securities and it is more likely than not that we will not be required to sell the securities before recovery of their amortized cost basis. Therefore, as a result of adopting this ASC, a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated OCL were recorded as the cumulative effect adjustment for the noncredit-related portion of OTTI losses previously recognized in earnings.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.  Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	December 31,	December 31,
	2009	2008
Selected Financial Condition Data:
Total assets	$353,293	$349,761
Cash and cash equivalents	7,496	7,847
Securities available-for-sale	79,559	85,433
Loans receivable, net	240,387	230,184
Deposits	193,581	172,804
Borrowings	112,511	132,410
Equity	42,443	39,424

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended	Year Ended
	December 31,		December 31,	December 31,
	2009	2008	2009	2008
Selected Operations Data:
Total interest income	$4,488	$4,696	$18,051	$17,959
Total interest expense	1,997	2,433	8,661	9,637
Net interest income	2,491	2,263	9,390	8,322
Provision for loan losses	400	339	1,090	878
Net interest income after provision for loan losses	2,091	1,924	8,300	7,444
Noninterest income (loss)	713	(3,559)	3,219	(1,343)
Noninterest expense	2,687	2,440	10,553	9,410
Income (loss) before income tax expense (benefit) and noncontrolling
interest in net (loss) income of consolidated subsidiary	117	(4,075)	966	(3,309)
Income tax expense (benefit)	38	(1,545)	358	(1,239)
Net income (loss) before noncontrolling interest
in net (loss) income of consolidated subsidiary	79	(2,530)	608	(2,070)
Noncontrolling interest in net (loss) income of consolidated subsidiary	(6)	14	51	75
Net income (loss) of FedFirst Financial Corporation	$85	$(2,544)	$557	$(2,145)

Earnings (loss) per share - basic and diluted	$0.01	$(0.43)	$0.09	$(0.36)
Weighted average shares outstanding - basic and diluted	6,144,159	5,873,160	6,082,812	5,956,998

	Three Months Ended			Year Ended
	December 31,			December 31,
	2009	2008		2009	2008
Selected Financial Ratios(1):
Return on average assets	0.10%	(2.92	) %	0.16%	(0.64	) %
Return on average equity	0.80	(25.15)		1.36	(5.14)
Average interest-earning assets to average interest-bearing liabilities	112.85	114.82		112.27	114.94
Average equity to average assets	11.99	11.60		11.72	12.41
Interest rate spread	2.72	2.28		2.56	2.15
Net interest margin	3.03	2.72		2.89%	2.61%

	Year Ended
	December 31,	December 31,
	2009	2008
Allowance for loan losses to total loans	1.03%	0.76%
Allowance for loan losses to nonperforming loans	203.82	283.96
Nonperforming loans to total loans	0.50	0.27
Nonperforming assets to total assets	0.47	0.27
Net charge-offs to average loans	0.16	0.25
Tier 1 (core) capital and tangible equity (2)	10.12	9.76
Tier 1 risk-based capital (2)	18.20	18.93
Total risk-based capital (2)	19.45	19.93
Book value per share	$6.71	$6.21

(1) Three months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.